                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                        DATE OF REPORT: JANUARY 11, 2000



                         CHECKFREE HOLDINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




            Delaware                  0-26802                   58-2360335
----------------------------    ---------------------     ----------------------
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NO.)         (IRS EMPLOYER
    OF INCORPORATION OR                                   IDENTIFICATION NUMBER)
       ORGANIZATION)

                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3387
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



                                 Not Applicable
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS.

         On December 21, 1999, CheckFree Holdings Corporation, a Delaware corporation (the "Company"), announced that it will acquire BlueGill Technologies, Inc. ("BlueGill"), the leading provider of Internet billing and statement creation software applications, for shares of the Company's Common Stock. Attached as an exhibit hereto are the financial statements of BlueGill as of December 31, 1997 and 1998 together with the Report of the Independent Public Accountants, and pro forma financial information pertaining to the Company and BlueGill.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         The following is a list of audited and unaudited financial statements for BlueGill Technologies, Inc. filed herewith:

         Report of Independent Accountants.......................................................      F-1
         Audited Consolidated Balance Sheets as of December 31, 1997 and 1998 and Unaudited
                 Consolidated Balance Sheet as of September 30, 1999.............................      F-2
         Audited Consolidated Statements of Operations for the Years Ended December 31, 1997
                 and 1998 and Unaudited Consolidated Statement of Operations for the Nine
                 Months Ended September 30, 1998 and 1999 .......................................      F-3
         Audited Consolidated Statements of Stockholders' Deficit for the Years Ended
                 December 31, 1997 and 1998 and Unaudited Consolidated Statement of
                 Stockholders' Deficit for the Nine Months Ended September 30, 1999 .............      F-4
         Audited Consolidated Statements of Cash Flows for the Years Ended
                 December 31, 1997 and 1998 and Unaudited Consolidated Statement of Cash
                 Flows for the Nine Months Ended September 30, 1998 and 1999 ....................      F-5
         Notes to Audited Consolidated Financial Statements for the Years Ended
                 December 31, 1997 and 1998 and Notes to Unaudited Consolidated Financial
                 Statements for the Nine Months Ended September 30, 1999 ........................      F-6

         (B)      PRO FORMA FINANCIAL INFORMATION.

         The following is a list of pro forma financial information pertaining to CheckFree Holdings Corporation and BlueGill Technologies, Inc. filed herewith:

         Unaudited Pro Forma Condensed Combining Balance Sheet as of
                 September 30, 1999..............................................................     PF-1
         Unaudited Pro Forma Condensed Combining Statement of Operations
                 For the Year Ended June 30, 1999................................................     PF-2
         Unaudited Pro Forma Condensed Combining Statement of Operations
                 For the Three Months Ended September 30, 1999...................................     PF-3
         Notes to Unaudited Pro Forma Condensed Combining Financial Information..................     PF-4

         (C)  EXHIBITS.

              EXHIBIT NO.                   DESCRIPTION

                  23       Consent of Arthur Andersen LLP.

                    Report of Independent Public Accountants


To the Board of Directors and Stockholders of BlueGill Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of BLUEGILL TECHNOLOGIES, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlueGill Technologies, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


Ann Arbor, Michigan,
  March 12, 1999

                                        BLUEGILL TECHNOLOGIES, INC.
                                        ---------------------------


                                        CONSOLIDATED BALANCE SHEETS
                                        ---------------------------

                                                                  December 31,
                                                          -----------------------------      September 30,
                    ASSETS                                   1997              1998              1999
                    ------                                -----------       -----------      -------------
                                                                                              (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                               $    98,528       $ 4,111,200       $19,290,022
  Accounts receivable                                         256,000           484,235         1,281,909
  Prepaid expenses and other                                     --              23,777           101,190
                                                          -----------       -----------       -----------
               Total current assets                           354,528         4,619,212        20,673,121

PROPERTY AND EQUIPMENT, at cost:
  Computer equipment                                           66,387           260,423           793,883
  Office furniture and equipment                                3,113            29,630           187,330
  Vehicles and other                                             --              19,080            19,080
                                                          -----------       -----------       -----------
                                                               69,500           309,133         1,000,293
  Less- Accumulated depreciation                               18,987            64,392           197,019
                                                          -----------       -----------       -----------
               Net property and equipment                      50,513           244,741           803,274
                                                          -----------       -----------       -----------
OTHER ASSETS                                                    4,226             3,099             2,254
                                                          -----------       -----------       -----------

               TOTAL ASSETS                               $   409,267       $ 4,867,052       $21,478,649
                                                          ===========       ===========       ===========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
        -------------------------------------

CURRENT LIABILITIES:
  Line of credit                                          $      --         $   189,569       $   368,963
  Note payable                                                500,000              --                --
  Accounts payable                                             64,886           244,363           626,404
  Accrued compensation and payroll taxes                       31,923            22,739            87,769
  Other accrued liabilities                                    78,979            61,870           222,281
  Deferred revenue                                               --              21,209           408,827
                                                          -----------       -----------       -----------
               Total current liabilities                      675,788           539,750         1,714,244
                                                          -----------       -----------       -----------
COMMITMENTS

REDEEMABLE PREFERRED STOCK:
  Series A, convertible preferred stock,
    12,503,302 shares outstanding                                --           6,468,387         6,468,387
  Series B, convertible preferred stock,
    12,825,651 shares outstanding                                --                --          19,495,000
                                                          -----------       -----------       -----------
               Total redeemable preferred stock                  --           6,468,387        25,963,387
                                                          -----------       -----------       -----------

STOCKHOLDERS' DEFICIT:
  Common stock, $0.001 par value,
    41,000,000 shares authorized, 4,766,000 shares
    issued and outstanding at December 31, 1997 and
    1998, and 4,961,000 at September 30, 1999                   4,766             4,766             4,961
  Additional paid-in capital                                  890,584           939,482           950,987
  Accumulated deficit                                      (1,162,226)       (3,091,162)       (7,154,135)
  Cumulative translation adjustment                               355             5,829              (795)
                                                          -----------       -----------       -----------
               Total stockholders' deficit                   (266,521)       (2,141,085)       (6,198,982)
                                                          -----------       -----------       -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT     $   409,267       $ 4,867,052       $21,478,649
                                                          ===========       ===========       ===========

                   The accompanying notes are an integral part of these consolidated financial statements.

                                         BLUEGILL TECHNOLOGIES, INC.
                                         ---------------------------


                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                    -------------------------------------

                                                                                    Nine Months Ended
                                             Years Ended December 31,                  September 30,
                                           -----------------------------       -----------------------------
                                              1997              1998              1998              1999
                                           ----------        -----------       -----------       -----------
                                                                                        (Unaudited)
REVENUES                                   $  422,500        $ 1,474,678       $   799,046       $ 3,192,602

COST OF REVENUES                               74,000            218,095           127,985           378,750
                                           ----------        -----------       -----------       -----------
              Gross profit                    348,500          1,256,583           671,061         2,813,852
                                           ----------        -----------       -----------       -----------
OPERATING EXPENSES:
  Research and development                    479,938            894,944           490,992         1,572,724
  Selling, general and
    administrative                            845,198          2,416,938         1,336,812         5,590,184
                                           ----------        -----------       -----------       -----------
              Total operating expenses      1,325,136          3,311,882         1,827,804         7,162,908
                                           ----------        -----------       -----------       -----------

              Loss from operations           (976,636)        (2,055,299)       (1,156,743)       (4,349,056)

INTEREST INCOME                                11,471            148,167            71,666           303,470

INTEREST EXPENSE                              (17,900)           (21,804)          (21,804)          (17,387)
                                           ----------        -----------       -----------       -----------

              Loss before taxes              (983,065)        (1,928,936)       (1,106,881)       (4,062,973)

PROVISION (BENEFIT) FOR INCOME TAXES             --                 --                --                --
                                           ----------        -----------       -----------       -----------

NET LOSS                                   $ (983,065)       $(1,928,936)      $(1,106,881)      $(4,062,973)
                                           ==========        ===========       ===========       ===========

NET LOSS PER SHARE                         $    (0.22)       $     (0.17)      $     (0.10)      $     (0.19)
                                           ==========        ===========       ===========       ===========

WEIGHTED AVERAGE SHARES OUTSTANDING         4,530,340         11,073,837        10,566,465        21,826,806
                                           ==========        ===========       ===========       ===========

        The accompanying notes are an integral part of these statements.

                                                     BLUEGILL TECHNOLOGIES, INC.
                                                     ---------------------------


                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                          ------------------------------------------------

                                    Common Stock         Additional                    Cumulative        Total
                                -------------------       Paid-In       Accumulated    Translation   Stockholders'    Comprehensive
                                 Shares      Amount       Capital         Deficit      Adjustment       Deficit           Loss
                                ---------    ------      ----------     -----------    -----------   -------------    -------------
BALANCE - DECEMBER 31, 1996     3,900,000    $3,900      $ 398,400      $  (179,161)     $    42      $   223,181

  Issuance of common stock
    for cash                      866,000       866        323,884             --           --            324,750

  Compensation expense on
    stock option grants              --        --          168,300             --           --            168,300

  Net loss                           --        --             --           (983,065)        --           (983,065)     $  (983,065)

  Foreign currency
    translation adjustment           --        --             --               --            313              313              313
                                ---------    ------      ---------      -----------      -------      -----------      -----------
  Comprehensive loss                                                                                                   $  (982,752)
                                                                                                                       ===========
BALANCE - DECEMBER 31, 1997     4,766,000     4,766        890,584       (1,162,226)         355         (266,521)

  Issuance of common stock
    for cash                      823,000       823        492,977             --           --            493,800

  Conversion of preferred
    stock in exchange for
    common stock                 (823,000)     (823)      (492,977)            --           --           (493,800)

  Compensation expense on
    stock option grants              --        --           48,898             --           --             48,898

  Net loss                           --        --             --         (1,928,936)        --         (1,928,936)     $(1,928,936)

  Foreign currency
    translation adjustment           --        --             --               --          5,474            5,474            5,474
                                ---------    ------      ---------      -----------      -------      -----------      -----------
  Comprehensive loss                                                                                                   $(1,923,462)
                                                                                                                       ===========
BALANCE - DECEMBER 31, 1998     4,766,000     4,766        939,482       (3,091,162)       5,829       (2,141,085)

  Issuance of common stock
    for cash (Unaudited)          195,000       195         11,505             --           --             11,700

  Net loss (Unaudited)               --        --             --         (4,062,973)        --         (4,062,973)     $(4,062,973)

  Foreign currency translation
    adjustment (Unaudited)           --        --             --               --         (6,624)          (6,624)          (6,624)
                                ---------    ------      ---------      -----------      -------      -----------      -----------
  Comprehensive loss
   (Unaudited)                                                                                                         $(4,069,597)
                                                                                                                       ===========
BALANCE - SEPTEMBER 30,
  1999 (UNAUDITED)              4,961,000    $4,961      $ 950,987      $(7,154,135)     $  (795)     $(6,198,982)
                                =========    ======      =========      ===========      =======      ===========

  The accompanying notes are an integral part of these consolidated statements.

                                               BLUEGILL TECHNOLOGIES, INC.
                                               ---------------------------


                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          -------------------------------------

                                                              Years Ended                        Nine Months Ended
                                                              December 31,                         September 30,
                                                      -----------------------------       ------------------------------
                                                         1997              1998               1998              1999
                                                      ----------        -----------       ------------      ------------
                                                                                                    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                            $(983,065)        $(1,928,936)      $(1,106,881)      $(4,062,973)
  Adjustments to reconcile net loss to
    net cash used in operating activities-
      Depreciation and amortization                      18,711              47,128            30,091           132,279
      Compensation expense on stock
        Option grants                                   168,300              48,898            36,496              --
      Interest expense on converted
        note payable                                     17,737                --                --                --
      Increase (decrease) in cash resulting
        from changes in-
        Accounts receivable                            (256,000)           (228,235)         (197,973)         (797,674)
        Prepaid expenses and other                         --               (23,777)          (22,449)          (77,413)
        Other assets                                     (5,635)               --                --                --
        Accounts payable                                 32,236             179,477           (40,004)          382,041
        Accrued compensation and
          payroll taxes                                  12,188              (9,184)            4,666            65,030
        Other accrued liabilities                        61,242              21,445              --             160,411
        Deferred revenue                                   --                21,209              --             387,618
                                                      ---------         -----------       -----------       -----------
               Net cash used in operating
                 activities                            (934,286)         (1,871,975)       (1,296,054)       (3,810,681)
                                                      ---------         -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                    (44,045)           (239,634)         (146,655)         (689,967)
                                                      ---------         -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock                --             5,435,045         5,883,743        19,495,000
  Proceeds from issuance of common stock                324,750             493,800           493,800            11,700
  Borrowings (payments) under note payable
    and line of credit                                  500,000             189,569          (500,000)          179,394
                                                      ---------         -----------       -----------       -----------
               Net cash provided by
                 financing activities                   824,750           6,118,414         5,877,543        19,686,094
                                                      ---------         -----------       -----------       -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     601               5,867              (355)           (6,624)
                                                      ---------         -----------       -----------       -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                          (152,980)          4,012,672         4,434,479        15,178,822

CASH AND CASH EQUIVALENTS:
  Beginning of period                                   251,508              98,528            98,528         4,111,200
                                                      ---------         -----------       -----------       -----------

  End of period                                       $  98,528         $ 4,111,200       $ 4,533,007       $19,290,022
                                                      =========         ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION-
   Cash paid for interest                             $     163         $     1,042       $     1,042       $    17,387
                                                      =========         ===========       ===========       ===========

  The accompanying notes are an integral part of these consolidated statements.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)


(1)  THE COMPANY

           BlueGill Technologies, Inc. ("BlueGill") and its wholly-owned subsidiary (collectively, the "Company") develop, market and support electronic document transmission software technology. In addition, the Company provides consulting, training and maintenance services to customers.

           The Company is in the early phases of implementing its operating strategy. The Company's future success is subject to several technical and business risks including customer acceptance, availability and retention of key employees, competition and technological changes. Since inception, the Company's revenues have been derived from a limited number of customers located primarily in the United States.

(2)  SIGNIFICANT ACCOUNTING POLICIES

           Principles of Consolidation
           ---------------------------

              The accompanying consolidated financial statements include the accounts of BlueGill and its wholly owned subsidiary, BlueGill Technologies Corporation (an Ontario Corporation, "BlueGill Canada"). BlueGill Canada is a research and development center that conducts development activities solely for BlueGill. Prior to 1998, BlueGill owned a 49% interest in BlueGill Canada. In 1998, the Company purchased the remaining 51% interest in BlueGill Canada for $51. A minority stockholder of BlueGill held the 51% interest. All significant intercompany balances and transactions have been eliminated in consolidation.

           Interim Financial Information
           -----------------------------

              The consolidated financial statements for the nine months ended
                 September 30, 1998 and 1999 are unaudited, but include all adjustments (consisting of normal recurring entries) which the company considers necessary for fair presentation. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for any future periods.

           Foreign Currency Translation
           ----------------------------

              The assets and liabilities of BlueGill Canada are translated using exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are reflected as a separate component of stockholders' equity in the accompanying consolidated financial statements.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           Revenue Recognition
           -------------------

              Revenue consists primarily of license fees for the Company's software products. Revenue is recognized only when a customer contract is fully executed, the software is delivered and no significant remaining obligations to the customer exist.

              Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the respective agreements. Revenue from other services is recognized upon performance of the service.

              The Company derived approximately 83%, 38% and 12% of its revenues from three customers in 1997, three customers in 1998 and one customer in 1999, respectively. The Company had accounts receivables of $230,000, $484,235 and $960,541 from two accounts at December 31, 1997, three accounts at December 31, 1998 and two accounts at September 30, 1999, respectively.

           Research and Development Expense
           --------------------------------

              Research and development expenses include all payroll costs attributable to product development activities and an allocation of overhead expenses incurred by the Company.

           Product Development
           -------------------

              Under the criteria set forth in Statement of Financial Accounting
                 Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product (defined as a working model). The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology. Amounts that would have been capitalized under this statement after consideration of the above factors were immaterial, and therefore no software development costs have been capitalized by the Company.

           Cash and Cash Equivalents
           -------------------------

              The Company considers highly liquid investments with a maturity of
                 90 days or less to be cash equivalents.

           Property and Equipment
           ----------------------

              Additions to property and equipment are recorded at cost.
                 Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets generally ranging from three to five years.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           Reclassifications
           -----------------

               Certain reclassifications have been made to the prior period financial statements to conform with the current presentation.

           Stock-Based Compensation
           ------------------------

              The Company accounts for stock-based compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. Compensation expense recognized for options granted with exercise prices at less than fair value totaled $168,317 and $48,898 in 1997 and 1998, respectively, $36,496 and $ - in the nine months ended September 30, 1998 and 1999. As supplemental information, the Company has provided pro forma disclosure of the fair value at the date of grant of stock options granted during 1998 in Note 6, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."

           Comprehensive Loss
           ------------------

              Comprehensive loss is the total of net loss and all other
                 non-owner changes in equity. The difference between net loss, as reported in the accompanying consolidated statements of operations, and comprehensive loss is the foreign currency translation adjustment for the period. Accumulated other comprehensive loss consists solely of the cumulative translation adjustment as presented in the accompanying consolidated balance sheet.

           Management Estimates
           --------------------

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


(3)  LINE OF CREDIT AND NOTE PAYABLE

           In 1998, the Company entered into a line-of-credit agreement with a bank whereby the Company may borrow up to $750,000. Outstanding borrowings bear interest at the bank's prime rate plus 0.25% (effective rate of 8% as of December 31, 1998) which is payable monthly. Outstanding borrowings are collateralized by substantially all assets of the Company.

           The note payable at December 31, 1997 represents a $500,000 demand promissory note dated July 24, 1997, and bears interest at 15%. The note payable, including accrued interest, was converted to Series A convertible preferred stock in June 1998 (see Note 5).

(4)  OTHER ACCRUED LIABILITIES

           Other accrued liabilities consist of the following:

                                                     Year Ended           Nine months ended
                                                    December 31,            September 30,
                                              -----------------------     -----------------
                                                1997            1998            1999
                                              -------         -------         --------
                                                                            (Unaudited)
                     Accrued Royalties        $61,242         $34,000         $ 19,148
                     Other                     17,737          27,870          203,133
                                              -------         -------         --------
                       Total                  $78,979         $61,870         $222,281
                                              =======         =======         ========


(5)  INCOME TAXES

           The components of the benefit for income taxes are as follows:

                                                        Year Ended                     Nine months ended
                                                       December 31,                      September 30,
                                                -------------------------          ---------------------------
                                                   1997           1998                1998            1999
                                                ----------     ----------          ----------     ------------
                                                                                          (Unaudited)
                     Tax benefit                $(334,000)     $(656,000)          $(360,000)     $(1,367,000)
                     Valuation Allowance          334,000        656,000             360,000        1,367,000
                                                ---------      ---------           ---------      -----------
                       Total benefit            $    --        $    --             $    --        $      --
                                                =========      =========           =========      ==========

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           At December 31, 1998 and September 30, 1999, the Company had net operating loss carryforwards of approximately $3,100,000 and $7,149,000, respectively, available for tax reporting purposes which may be used to offset future taxable income. The loss carryforwards expire between 2012 and 2018. The Company's ability to utilize these loss carryforwards may be limited under Section 382 of the Internal Revenue Code. Due to the losses incurred since inception, the deferred income tax asset is fully reserved by a valuation allowance.

           As of December 31, 1997 and 1998 and September 30, 1999, the Company has a deferred income tax asset prior to the valuation allowance totaling $276,000, $1,054,000 and $2,436,000, respectively, consisting primarily of the tax benefit of net operating loss carryforwards.

           The effective tax rate of zero differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

(6)  STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

           In June 1998, the Company amended its Certificate of Incorporation in order to affect a 1000-to-1 common stock split and increased the authorized shares of common stock to 30,000,000 from 12,000,000 (post-split). All information in the accompanying consolidated financial statements has been restated to reflect the stock split.

           Later in June 1998, the Company amended and restated its Certificate of Incorporation pursuant to which it authorized 12,500,000 shares of Series A convertible preferred stock.

           In December 1998, the Company amended its Certificate of
              Incorporation pursuant to which the Company increased the authorized shares of Series A convertible preferred stock to 13,250,000 shares from 12,500,000. At various times during the period from June 1, 1998 through December 31, 1998, the Company issued an aggregate of 12,503,301 shares of Series A convertible preferred stock at $0.5174 per share for cash and conversion of a note payable. Certain holders of common stock were permitted to exchange that stock for Series A convertible preferred stock.

           In June 1999, the Company amended and its Certificate of Incorporation pursuant to which the Company authorized 12,000,000 shares of Series B convertible preferred stock, authorized 12,000,000 shares of Series B-1 convertible preferred stock, and increased the number of authorized shares of common stock to 40,000,000, from 30,000,000. The Company then issued 10,829,143 shares of Series B convertible preferred stock at $1.52 per share.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           In September 1999, the Company amended its Certificate of
              Incorporation pursuant to which the Company increased the number of authorized shares of Series B convertible preferred stock to 13,000,000 shares from 12,000,000 shares, Series B-1 convertible preferred stock to 13,000,000, from 12,000,000, and common stock to 41,000,000 from 40,000,000.

           At various times during the period from June 1, 1999 through September 30, 1999, the Company issued an aggregate of 12,825,651 shares of Series B convertible preferred stock at $1.52 per share.

           Common Stock
           ------------

              The Company and its founding stockholders (the "Founders") have entered into agreements generally providing the Company the right of first refusal to repurchase any shares of common stock offered for sale by the Founders or upon termination of a Founder's employment with the Company.

              The holder of each outstanding share of common stock is entitled to one voting right per share.

           Common Stock Warrants
           ---------------------

              In 1997, the Company issued warrants to purchase 300,000 shares of common stock at $0.375 per share. The warrants are fully exercisable through the earlier of July 24, 2002, or consummation of an initial public offering. As of September 30, 1999, the warrants have not been exercised.

           Preferred Stock
           ---------------

              The holders of Series A and Series B convertible preferred stock have certain rights, privileges and preferences which include the following:

              Dividends
              ---------

                 The holders are entitled to receive dividends before any
                    dividend is declared or paid on shares of common stock. Such dividends are payable only when declared by the Board of Directors and are noncumulative. After payment of the preferential dividends, no dividends are paid to common stockholders unless an equivalent dividend is made on the preferred stock.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


              Conversion
              ----------

                 At the holder's option, each share of Series A preferred stock and Series B preferred stock is convertible into shares of common stock. Each series of preferred stock is automatically converted into common stock upon a public offering of common stock of a certain size or upon a specified percentage vote of holders of that series. The preferred stock has antidilution protection for issuances below the specified conversion prices, as defined, which is initially equal to $0.5174 per share for the Series A preferred stock and $1.52 for the Series B preferred stock.

              Voting Rights
              -------------

                 Except with respect to the election of the directors, the
                    holders of preferred stock (voting on an as-converted basis) vote with the holders of common stock. Certain actions require separate approvals by the holders of each series of preferred stock, each voting separately as a class.

              Redemption Rights
              -----------------

                 The holders of at least 75% of the outstanding shares of the
                    Series A convertible preferred stock and the holders of 75% of the outstanding Series B convertible preferred stock may each require the Company to repurchase such shares of that series at any time after June 15, 2003. The redemption prices for the Series A preferred stock and Series B preferred stock are equal to $0.5174 and $1.52 per share, respectively, plus any declared but unpaid dividends on those shares.

              Liquidation Preference
              ----------------------

                 In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holder of each share of Series A convertible preferred stock and each share of Series B convertible preferred stock are entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to $0.5174 and $1.52 per share, respectively. The liquidation preference of a particular series will not be applicable if the Series A preferred stock will receive more than $2.33 per share or the Series B preferred stock will receive more than $3.04 per share, plus any declared but unpaid dividends on those shares.

              Registration Rights
              -------------------

                 The holders of Series A and Series B convertible preferred stock have demand and "piggyback" registration rights.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


(7)  STOCK OPTION PLANS

           1997 Stock Option Plan
           ----------------------

              In April 1997, the Company established a stock option plan (the
                 "1997 Plan") to increase its ability to attract and retain key employees, consultants and directors. Options granted are nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. All options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the 1997 Plan is 3,200,000, except that upon establishment of the 1998 Stock Option Plan (see below), the remaining 525,000 ungranted options under the 1997 Plan can no longer be granted. Options granted generally become exercisable over a period of two years from the date of grant, except that 450,000 options granted vested immediately. Outstanding options expire ten years after the date of grant.

              In June 1998, the Company cancelled and regranted 1,125,000 options in which the exercise price of the options being cancelled were significantly in excess of the estimated fair value of the underlying common stock. Additionally, the Company extended the vesting period for 1,100,000 options that were fully vested.


           1998 Stock Option Plan
           ----------------------

              In June 1998, the Company established a stock option plan (the
                 "1998 Plan") to increase its ability to attract and retain key employees, consultants and directors. Options granted may be either incentive stock options, which are granted at the fair market value of the common stock on the date of grant (as determined under the plan), or nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. All options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the 1998 Plan is 6,000,000. Options granted generally become exercisable over a period of five years from the date of grant except that 200,000 options granted vest over two years, 750,000 options granted vest over four years and 118,000 options granted vested immediately. Outstanding options expire ten years after the date of grant.

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           Other information concerning all stock options is as follows:

                                                                                      Weighted
                                                                      Price           Average
                                                       Number of       per            Exercise       Expiration
                                                        Shares        Price             Price           Date
                                                      ----------    -----------       ---------      ----------
          Plan Inception - April 1997                      --           --                --             --

            Options granted                            2,450,000    $0.001-0.06         $0.02        2007-2008
            Options exercised                              --
            Options cancelled                              --
                                                      ----------
          Outstanding - December 31, 1997              2,450,000    $0.001-0.06         $0.02

            Options granted                            4,787,000    $0.001-0.06         $0.04        2007-2008
            Options exercised                              --
            Options cancelled                         (2,265,000)   $0.001-0.06         $0.16
                                                      ----------
          Outstanding - December 31, 1998              4,972,000    $0.001-0.06         $0.04        2007-2008

            Options granted                            1,480,000    $0.06-0.32          $0.15           2009
            Options exercised                            (77,000)   $0.06               $0.06
            Options cancelled                           (578,500)   $0.001-0.32         $0.05
                                                      ----------
          Outstanding - September 30, 1999
            (Unaudited)                                5,796,500                        $0.07        2007-2009
                                                      ==========

          Exercisable - September 30, 1999
            (Unaudited)                                3,770,688
                                                      ==========

           Using the intrinsic value method under APB 25, no compensation expense has been recognized in the accompanying consolidated statement of operations for options granted at fair value. Had compensation expense been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss would have been as follows:

                                       Year Ended                     Nine months ended
                                      December 31,                      September 30,
                              -----------------------------     -----------------------------
                                 1997              1998             1998             1999
                              ----------       ------------     ------------     ------------
                                                                         (Unaudited)
              Net Loss:
              As Reported     $(983,065)       $(1,928,936)     $(1,106,881)     $(4,062,973)
              Pro Forma        (983,187)        (1,936,314)      (1,110,731)      (4,077,693)

                           BLUEGILL TECHNOLOGIES, INC.
                           ---------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
(Information for the Nine Months ended September 30, 1998 and 1999 is unaudited)
                                   (Continued)


           Due to the insignificance of the pro forma compensation expense, there is no impact on the net loss per share. This pro forma compensation expense may not be representative of that to be expected in future years.

           The fair value of options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions: Weighted average risk free interest rate of 5.12%; dividend yield of 0%; and expected life of options of five years. Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

(8)  RELATED PARTY TRANSACTIONS

           The holder of the note payable, who subsequently became a stockholder of the Company in 1998, provided consulting services to the Company in 1997 and 1998. Payments for these consulting services totaled approximately $28,000 and $35,000 in the years ended 1997 and 1998, respectively.

(9)  COMMITMENTS

           The Company leases its office space under operating lease agreements, which expire at various dates through July 2001. Total rent expense was approximately $12,000 and $33,000 in 1997 and 1998, respectively. Minimum future rental payments under noncancellable operating lease agreements as of December 31, 1998, are as follows:

                                1999                  $ 194,000
                                2000                    268,000
                                2001                    261,000
                                2002                    212,000
                                Thereafter              299,000
                                                      ---------
                                                      $1,234,00
                                                      =========

           In February 1999, BlueGill Canada terminated its previous lease agreement for office space and entered into a new lease agreement for different office space. The above minimum future rental payments include the terms of the new lease.

(10)  SUBSEQUENT EVENT

           In December 1999, the Company signed an agreement and Plan of Merger with Checkfree Acquisition Corporation IV, a subsidiary of CheckFree Holdings Corporation, a publicly held Delaware corporation ("CheckFree"). The merger agreement provides for all of the outstanding shares of BlueGill Technologies, Inc. capital shares to be exchanged for approximately 3,205,000 shares of the CheckFree's common stock, subject to an adjustment, depending on the average trading price of CheckFree's common stock.

                         CHECKFREE HOLDINGS CORPORATION
              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                              HISTORICAL      HISTORICAL
                                                               AMOUNTS          AMOUNTS      PRO FORMA
                                                              CHECKFREE        BLUEGILL     ADJUSTMENTS             TOTAL

Assets:
Current assets:
   Cash and cash equivalents                                 $      6,439     $   19,290    $         -          $    25,729
   Investments                                                      8,956              -              -                8,956
   Accounts receivable, net                                        51,758          1,282              -               53,040
   Prepaid expenses and other assets                                7,624            101              -                7,725
   Deferred income taxes                                            5,997              -              -                5,997
                                                             ------------     ----------    -----------          -----------
         Total current assets                                      80,774         20,673              -              101,447
                                                             ------------     ----------    -----------          -----------

Property and equipment, net                                        73,400            803              -               74,203
Capitalized software, net                                          21,287              -         13,606 (1)           34,893
Intangible assets, net                                             44,691              -        274,294 (1)          318,985
Investments                                                         1,875              -              -                1,875
Deferred income taxes                                              24,831              -              -               24,831
Other noncurrent assets                                             9,924              2              -                9,926
                                                             ------------     ----------    -----------          -----------
   Total Assets                                              $    256,782     $   21,478    $   287,900          $   566,160
                                                             ============     ==========    ===========          ===========

Liabilities and Stockholders' Equity:
Current liabilities:
   Accounts payable                                          $     10,184     $      626    $         -          $    10,810
   Line of Credit                                                       -            369              -                  369
   Accrued liabilities                                             26,643            310              -               26,953
   Deferred income tax                                                  -              -          9,226 (4)            9,226
   Current portion of long-term obligations                         1,640              -              -                1,640
   Deferred revenue                                                24,750            409              -               25,159
                                                             ------------     ----------    -----------          -----------
        Total current liabilities                                  63,217          1,714          9,226               74,157

Accrued rent and other                                              3,596              -              -                3,596
Deferred income tax                                                     -              -          7,868 (4)            7,868
Obligations under capital leases - less current portion             3,814              -              -                3,814
                                                             ------------     ----------    -----------          -----------
   Total liabilities                                               70,627          1,714         17,094               89,435

Redeemable Preferred Stock                                              -         25,963        (25,963)(1),(2)            -
Stockholders' equity                                              186,155         (6,199)       296,769 (1),(2)      476,725
                                                             ------------     ----------    -----------          -----------

Total Liabilities and  Stockholders' Equity                  $    256,782     $   21,478    $   287,900          $   566,160
                                                             ============     ==========    ===========          ===========

See Notes to Unaudited Pro Forma Condensed Combining Financial Information


                         CHECKFREE HOLDINGS CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           HISTORICAL     HISTORICAL
                                                            AMOUNTS         AMOUNTS        PRO FORMA
                                                           CHECKFREE       BLUEGILL       ADJUSTMENTS             TOTAL
Revenues:
   Processing and servicing                               $    201,059     $       -     $         -          $   201,059
   License Fees                                                 15,975          2,517              -               18,492
   Maintenance Fees                                             17,746             48              -               17,794
   Other                                                        15,351            925              -               16,276
                                                          ------------     ----------    -----------          -----------
         Total revenues                                        250,131          3,490              -              253,621
                                                          ------------     ----------    -----------          -----------

Expenses:
   Cost of processing, servicing and support                   146,704            969              -              147,673
   Research and development                                     21,085          1,457              -               22,542
   Sales and marketing                                          32,354          2,318              -               34,672
   General and administrative                                   31,466          2,045              -               33,511
   Depreciation and amortization                                24,630            106         72,097 (3)           96,833
   In-process research and development                           2,201              -              -                2,201
                                                          ------------     ----------    -----------          -----------
         Total expenses                                        258,440          6,895         72,097              337,432
                                                          ------------     ----------    -----------          -----------

   Net gain on disposition of assets                             4,576              -              -                4,576
                                                          ------------     ----------    -----------          -----------
Income (loss) from Operations                                   (3,733)        (3,405)       (72,097)             (79,235)
                                                          ------------     ----------    -----------          -----------
Other:
Interest, net                                                    2,181            194              -                2,375
                                                          ------------     ----------    -----------          -----------
Income (loss) before income taxes                               (1,552)        (3,211)       (72,097)             (76,860)
Income tax expense (benefit)                                   (12,009)             -        (10,510)(4)          (22,519)
                                                          ------------     ----------    -----------          -----------
Net Income (loss)                                         $     10,457     $   (3,211)   $   (61,587)         $   (54,341)
                                                          ============     ==========    ===========          ===========
Basic earning (loss) per share:
   Net income (loss) per common share                     $       0.20                                        $     (0.98)
                                                          ============                                        ===========
   Equivalent number of shares                                  52,444                         3,205 (2)           55,649
                                                          ============                   ===========          ===========
Diluted earnings (loss) per share:
   Net income (loss) per common share                     $       0.18                                        $     (0.98)
                                                          ============                                        ===========
   Equivalent number of shares                                  56,529                          (880) (2),(5)      55,649
                                                          ============                   ===========          ===========


See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              HISTORICAL      HISTORICAL
                                                               AMOUNTS          AMOUNTS       PRO FORMA
                                                              CHECKFREE        BLUEGILL      ADJUSTMENTS           TOTAL
Revenues:
   Processing and servicing                                  $     58,304     $        -     $         -      $     58,304
   License Fees                                                     2,996            593               -             3,589
   Maintenance Fees                                                 4,438             76               -             4,514
   Other                                                            3,282            204               -             3,486
                                                             ------------     ----------     -----------      ------------
         Total revenues                                            69,020            873               -            69,893
                                                             ------------     ----------     -----------      ------------

Expenses:
   Cost of processing, servicing and support                       42,993            363               -            43,356
   Research and development                                         6,824            698               -             7,522
   Sales and marketing                                              8,668          1,112               -             9,780
   General and administrative                                       9,924            865               -            10,789
   Depreciation and amortization                                    6,976             73          13,941 (3)        20,990
                                                             ------------     ----------     -----------      ------------
         Total expenses                                            75,385          3,111          13,941            92,437
                                                             ------------     ----------     -----------      ------------

   Net gain on disposition of assets                                    -              -               -                 -
                                                             ------------     ----------     -----------      ------------
Income (loss) from Operations                                      (6,365)        (2,238)        (13,941)          (22,544)
                                                             ------------     ----------     -----------      ------------
Other:
Interest, net                                                         245            233               -               478
                                                             ------------     ----------     -----------      ------------
Income (loss) before income taxes                                  (6,120)        (2,005)        (13,941)          (22,066)
Income tax expense (benefit)                                       (2,184)             -          (1,475)(4)        (3,659)
                                                             ------------     ----------     -----------      ------------
Net Income (loss)                                            $     (3,936)    $   (2,005)    $   (12,466)     $    (18,407)
                                                             ============     ==========     ===========      ============

Basic earning (loss) per share:
   Net income (loss) per common share                        $      (0.08)                                    $      (0.33)
                                                             ============                                     ============
   Equivalent number of shares                                     51,848                          3,205 (2)        55,053
                                                             ============                    ===========      ============

Diluted earnings (loss) per share:
   Net income (loss) per common share                        $      (0.08)                                    $      (0.33)
                                                             ============                                     ============
   Equivalent number of shares                                     51,848                          3,205 (2)        55,053
                                                             ============                    ===========      ============


See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING
                              FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed combining financial information as of September 30, 1999, and for the periods ended June 30, 1999, and September 30, 1999, have been prepared to present the effects of the Company's purchase of BlueGill. The following Unaudited Pro Forma Condensed Combining Balance Sheet at September 30, 1999, combines the Company's consolidated balance sheet at September 30, 1999, with BlueGill's balance sheet at September 30, 1999, giving effect to the purchase as if it had occurred September 30, 1999. The following Unaudited Pro Forma Condensed Combining Statement of Operations for the Year Ended June 30, 1999, and for the Three Months ended September 30, 1999, combines the Company's results of operations for such periods with the results of operations of BlueGill for the same respective periods. The unaudited Pro Forma Condensed Combining Statements of Operations for all periods give effect to the purchase as if it occurred on July 1, 1998, the beginning of the earliest period presented. The pro forma information is presented for illustration purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the purchase been consummated at the beginning of the period presented, nor is it necessarily indication of future financial position or future operating results.

     The unaudited pro forma condensed combining financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the Company's: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (filed September 28, 1999); (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (filed November 15, 1999); and (3) BlueGill's audited financial statements and notes thereto included elsewhere in this Form 8-K.

Note A: Explanation of Adjustments:

1. Adjustment to reflect the change in net assets for the purchase based upon preliminary estimates of fair market value as follows:

                                                                    (In thousands)

         CheckFree common stock                                        $287,160
         Issuance of options                                              9,441
         Estimated acquisition costs                                      1,200
                                                                       --------
             Total purchase price                                      $297,801
                                                                       ========

         Allocation of purchase price:

           In-process research and development                         $  7,620
           Other intangibles                                            287,900
           Cash and cash equivalents                                     19,290
           Property and equipment                                           803
           Deferred income taxes                                        (17,094)
           Other, net                                                      (718)
                                                                       --------
              Total                                                    $297,801
                                                                       ========

         The intangible assets acquired are principally goodwill, in-process research and development, tradename, customer list, and current technologies. Amortization of these intangible assets will be on a straight-line basis over the assets' respective useful life. The estimated useful lives of the acquired intangibles are from one-to-five years, and goodwill, the principal intangible acquired, will be amortized over a five-year period.

2. Adjustment to reflect the assumed issuance of 3,205,128 shares of our common stock at $89.625 per share in exchange for all shares, warrants and vested options of BlueGill common stock, net of estimated stock registration costs and the elimination of BlueGill's stockholders' equity. The value per share represents the closing price of the Company's common stock as of January 7, 2000. The pro forma consolidated stockholder's equity reflected in the unaudited Pro Forma Consolidated Balance Sheets reflects the write-off of intangible assets attributable to the value of the purchased in-process research and development associated with the acquisition of BlueGill.

3. Adjustment to reflect additional amortization expense associated with the increase in fair value of BlueGill assets acquired over their historical basis. Values of $15.1 million allocated to trademarks and $1.2 million to non-compete agreements will fully amortize in the first year subsequent to the acquisition.

4. Adjustment to reflect income tax effects of taxable, pre-tax pro forma adjustments at the statutory rate and the impact of income taxes on BlueGill's historical amounts.

5. When combined with BlueGill's historical loss and the Pro Forma adjustments, the historical CheckFree net income resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, shares for diluted earnings per share was reduced to agree with the equivalent number of shares for basic earnings per share.

     Note B: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statements of Operations provide a reasonable basis for presenting the significant effects of the acquisition of BlueGill; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statements of Operations.

     Note C: The unaudited pro forma condensed combining balance sheet of our company and BlueGill has been prepared as if the merger was completed as of September 30, 1999, and was accounted for as a purchase. The number of shares of the Company's common stock to be issued in the purchase will depend on a number of factors as specified in the purchase agreement with BlueGill. It has been assumed for purposes of these pro forma financial statements that 3,205,128 shares of the Company's common stock will be issued with a fair market value of $89.625 per share. The total purchase price of $297.8 million was allocated to assets acquired and liabilities assumed based upon BlueGill's September 30, 1999, balance sheet.

     The allocation of the BlueGill purchase price among the identifiable tangible and intangible assets and purchased research and development is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase price will be based on independent appraisals expected to be completed shortly after the merger is completed. Accordingly, final amounts could differ from those used herein.

     Purchased research and development was identified and valued through interviews and analysis of data concerning each development project. Expected future cash flows of each development project were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties relating to the projects and achieving technological feasibility, and risks related to the viability of and potential changes in future target markets. The above analysis and valuation resulted in a preliminary estimate of $11.7 million for purchased research and development for BlueGill. Using both man-hours to complete and cost to complete analysis, the purchased research and development was further divided into completed in-process research and development of $7.6 million and incomplete in-process research and development of $4.1 million. The $7.6 million of completed in-process research and development has not yet reached technological feasibility or commercial acceptance and does not have alternative future uses and therefore will be charged to operations immediately upon the closing of the acquisition. The remaining incomplete portion will be combined with goodwill in the purchase price allocation.

     Note D: The Company's statement of operations for the year ended June 30, 1999 has been combined with the BlueGill statement of operations for the twelve months ended June 30, 1999. Our statement of operations for the three month period ended September 30, 1999 has been combined with the BlueGill statement of operations for the three months ended September 30, 1999. Actual statements of operations of the Company and BlueGill will be combined from the effective date of the purchase, with no retroactive restatement. The unaudited pro forma condensed combining financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company and BlueGill, which we have included elsewhere in this Form 8-K.

     Note E: The unaudited pro forma condensed combining statements of operations for our company and BlueGill have been prepared as if the purchase was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of the Company's common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the merger taken place as of July 1, 1998.

     Note F: The unaudited pro forma condensed combining statements of operations do not include a charge for the value of the estimated $7.6 million (no income tax effect) of purchased research and development arising from the purchase which will be expensed at acquisition, as such expense will not have a continuing impact.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 CHECKFREE HOLDINGS CORPORATION


Date: January 10, 2000           By: /s/ Allen L. Shulman
                                    -----------------------------------------
                                 Allen L. Shulman, Executive Vice President,
                                 Chief Financial Officer and General Counsel


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


                                  EXHIBIT INDEX
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     EXHIBIT NO.                      DESCRIPTION

        23              Consent of Arthur Andersen LLP.






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